ESCALON MEDICAL CORP.
435 Devon Park Drive
Building 100
Wayne, PA 19087
(Nasdaq Capital Market: ESMC)

AT THE COMPANY

Richard J. DePiano Chairman and CEO

610/688-6830

FOR IMMEDIATE RELEASE
September 28, 2010

ESCALON® REPORTS FISCAL 2010 RESULTS

Wayne, PA – September 28, 2010 – Escalon Medical Corp. (Nasdaq Capital Market: ESMC) today announced results for its fiscal year ended June 30, 2010.

Consolidated product revenue from continued operations for fiscal 2010 increased approximately 0.2% to $30,657,000, compared with $30,600,000 in the prior fiscal year. The Company experienced an increase related to the Company’s Drew and Trek business units, which increased approximately 7.3% and 2.8%, respectively, offset by sales decreases in the Sonomed and EMI business units of 12.2% and 8.5%, respectively. As discussed below, the Company’s Escalon Vascular business assets were sold during fiscal 2010.

The Company reported a fiscal 2010 net loss of $(414,000), which includes discontinued operations income of $3,474,000, or $(0.06) per diluted share, compared with net loss of $(12,965,000), or $(1.81) per diluted share, in the prior year.

Cost of goods sold as a percentage of product revenue from continued operations decreased to approximately 56.9% of revenues during the fiscal year ended June 30, 2010, as compared to approximately 59.1% of product from continued operations revenue from continued operations for the prior fiscal year. Cost of goods sold in the Drew business segment was approximately 57.4% of product revenue during the fiscal year ended June 30, 2010, as compared to approximately 62.0% in the prior fiscal year. The aggregate cost of goods sold as a percentage of product revenue of the Sonomed, EMI and Medical/Trek business units during fiscal year ended June 30, 2010 increased to approximately 56.0% of product revenue from approximately 55.1% in the prior fiscal year.

Operating expenses from continued operations increased approximately 7.8% during the fiscal year ended June 30, 2010 as compared to the prior fiscal year. This was due to increased marketing, general and administrative expenses of 20.2% offset by a 41.8% decrease in research and development expenses related to the decision to drastically reduce Sonomed and Drew’s research and development department.

Recap of 2010

Richard J. DePiano, Chairman and Chief Executive Officer, commented, “Given the difficult economic times both domestically and internationally we have been able to maintain our level of revenue through fiscal 2010. While the resulting loss is still disappointing to us, we are encouraged by the trend our divisions have been experiencing.”

“The Sonomed business segment continues to experience a decrease in volume related to the global economic downturn, but overall profitability at Sonomed increased during the fiscal year ended June 30, 2010.” Mr. DePiano further stated that, “Sonomed’s customers are hard pressed to add additional or upgraded capital equipment at this time. While the troubling economic conditions continued throughout fiscal 2010, Sonomed was forced to increase sales discounts to Sonomed’s foreign distributors.”

“Product revenue decreased $176,000, or 8.5%, in the EMI business segment when compared to the last fiscal year. The reduction is related to a general decline in the purchase of capital equipment by Digital’s customers related to the overall economic climate. The EMI product offering of digital imaging systems continues to expand. Further, EMI’s Web-Based AXIS™ Image Management System is gaining increased market acceptance. AXIS™ seamlessly integrates ophthalmic diagnostic images from different sources into a single searchable database to facilitate ease of review, aid in identifying trends over time across multiple imaging modalities and improve practice efficiency” Mr. DePiano stated.

“In the Drew business unit, product revenue increased $1,318,000, or 7.3%, as compared to last fiscal year. The increase in product revenue is primarily due to the acquisition of Biocode in December 2008. The year ended June 30, 2010 includes 12 months of Biocode operations, as compared to six months in the prior period. The remainder of the increase is primarily due to strong sales of Drew’s Drew-3” Mr. DePiano stated.

As previously reported Escalon divested of its SMARTNEEDLE and pd ACCESS Doppler guided needle product lines to Vascular Solutions, Inc. in April 2010. The sales price was $5,750,000, comprised of cash of $5,000,000 at closing and $750,000 payable in cash upon the successful completion of the transfer of the manufacturing to Vascular Solutions, plus a one time earn-out payment in an amount equal to 25% of the net sales of the VascuView TAP products sold between July 1, 2010 and June 30, 2011. The manufacturing transfer was completed within four months. During those four months, Escalon continued to manufacture product in its Wisconsin facility under a supply agreement concurrently entered into with Vascular Solutions.

As a business, Escalon Vascular Access had matured over the eleven years under Escalon ownership. Management’s goals to develop a strong presence in the catheter laboratory market, to achieve proof of concept for several other applications and to add visual ultrasound to the product portfolio were realized up to and during fiscal 2010.

In the Medical/Trek business unit, product revenue increased $35,000, or 2.8%, to $1,297,000 during the year ended June 30, 2010 as compared to the last fiscal year. The increase in Medical/Trek product revenue is attributable to Medical/Trek’s product line of Ispan Intraocular gases and fiber optic light sources.

Non-GAAP Measures
The Company is providing certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP net loss and non-GAAP loss per fully diluted share.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. In addition, the Company believes non-GAAP measures that exclude stock-based compensation expense enhance the comparability of results against prior periods.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and provide further information for comparative purposes due to depreciation and amortization and stock based compensation.

The non-GAAP measures and the reconciliation to the most directly comparable GAAP measure of all non-GAAP measures are as follows:

Year Ended June 30,20102009Net loss from continuing operations $
(3,888,214) $(13,377,733)Net Income from discontinued operations $
3,474,351 $412,697 Net loss $(413,863) $
(12,965,036)Non-GAAP adjustments:Goodwill impairment $- $
9,525,550 Stock based compensation $125,160 $263,729
Depreciation and amortization $1,147,050   $742,460 Total
adjustments $1,272,210   $10,531,739 Non-GAAP adjusted income
(loss) $858,347   $(2,433,297)Shares used in computing basic and
fully diluted earnings per share 7,526,430   7,137,541
Non-GAAP adjusted income (loss) per fully diluted share $
0.11   $(0.34)

Founded in 1987, the Company (www.escalonmed.com) develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products. Drew Scientific, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company ‘s distribution capabilities, although such partnerships or acquisitions may not occur. The Company has headquarters in Wayne, Pennsylvania and operations in Long Island, New York, New Berlin, Wisconsin, Lawrence, Massachusetts, Dallas, Texas, Waterbury, Connecticut, Miami, Florida, Barrow-in-Furness, U.K. and Le Rheu, France.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. These statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to:

•	implement its growth and marketing strategies, improve upon the operations of the Company business units, including the ability to make acquisitions and the integration of any acquisitions it may undertake, if any, of which there can be no assurance,

•	implement cost reductions,

•	generate cash,

•	identify, finance and enter into business relationships and acquisitions.

Other factors include uncertainties and risks related to:

•	new product development, commercialization, manufacturing and market acceptance of new products,

•	marketing acceptance of existing products in new markets,

•	research and development activities, including failure to demonstrate clinical efficacy,

•	delays by regulatory authorities, scientific and technical advances by the Company or third parties,

•	introduction of competitive products,

•	ability to reduce staffing and other costs and retain benefit of prior reductions

•	third party reimbursement and physician training,

•	the effects of asset or other business dispositions and divestments, and

•	general economic conditions.

Further information about these and other relevant risks and uncertainties may be found in the Company’s reports and its other filings with the Securities and Exchange Commission, all of which are available from the Securities and Exchange Commission as well as other sources.

—Financial Tables Follow—

ESCALON MEDICAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended June 30,	2010	2009	2008
Net revenues:
Product revenue	$30,656,518	$30,600,177	$25,869,540
Other revenue	985,061	132,807	222,075
Revenues, net	31,641,579	30,732,984	26,091,615

Costs and expenses:
Cost of goods sold	17,442,816	18,097,777	15,771,685
Marketing, general and administrative	15,692,087	13,060,528	12,408,561
Research and development	1,893,182	3,255,634	3,798,374
Goodwill impairment	0	9,525,550	9,574,655
Total costs and expenses	35,028,085	43,939,489	41,553,275

Income (loss) from operations	(3,386,506)	(13,206,505)	(15,461,660)

Other (expense) and income
Gain on sale of assets	0	91,871	0
Equity in Ocular Telehealth Management, LLC	(74,911)	(65,387)	(88,206)
Interest income	285	18,562	299,538
Interest expense	(427,083)	(216,274)	(11,827)
Total other income (expense)	(501,709)	(171,228)	199,505

Net income from continuing operations before taxes	(3,888,215)	(13,377,733)	(15,262,155)

Provision for income taxes	0	0	134,990

Net income (loss) from continuing operations	(3,888,215)	(13,377,733)	(15,397,145)
Net income from discontinued operations,
including gain on disposal of $ 3,493,311 during 2010	3,474,351	412,697	337,502

Net loss	$(413,864)	$(12,965,036)	$(15,059,643)

Net income (loss) per share
Basic:
Continuing operations	$(0.52)	$(1.87)	$(2.41)
Discontinued operations	0.46	0.06	0.05

Net income (loss)	$(0.06)	$(1.81)	$(2.36)

Diluted:
Continuing operations	$(0.52)	$(1.87)	$(2.41)
Discontinued operations	0.46	0.06	0.05

Net income (loss)	$(0.06)	$(1.81)	$(2.36)

Weighted average shares — basic	7,526,430	7,137,541	6,389,008

Weighted average shares — diluted	7,526,430	7,137,541	6,389,008

SELECTED BALANCE SHEET DATA:

	At June 30,
	2010	2009
Balance Sheet Data:	(Amounts in thousands)

Cash and cash equivalents	$3,342	$1,810
Working capital	$10,750	$10,713
Total assets	$22,007	$25,055
Short term debt	$1,254	$1,375
Long-term debt, net of current portion	$2,916	$4,741
Total liabilities	$9,942	$12,617
Accumulated deficit	($56,646)	($56,233)
Shareholders’ equity	$12,065	$12,439

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